EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements Nos. 333-287500, and 333-288512 on Form S-3, and registration statement No. 333-273205 on Form S-8, of BranchOut Food Inc., filed with the Securities and Exchange Commission, of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated March 31, 2026 with respect to the financial statements of BranchOut Food Inc. appearing in the Annual Report on Form 10-K as of and for the years ended December 31, 2025 and 2024.

/s/ M&K CPAS, PLLC

The Woodlands, TX

March 31, 2026